VALLEY
COMMUNITY BANK

September 2, 2014

Dear Shareholder,

The Board of Directors is writing you to provide an update on the status of our proposed merger with FNB Bancorp and First National Bank of Northern California. We are pleased to inform you that First National Bank of Northern California has received regulatory approval to consummate the merger from the Office of the Comptroller of the Currency, their primary federal banking regulator. FNB also received an order of exemption from the California Department of Business Oversight exempting the acquisition from the change in control provisions of California law under California Financial Code Section 1251. Consummation of the merger and related transactions remains subject to the receipt of regulatory approval from the Federal Reserve Bank of San Francisco, the approval of Valley Community Bank's shareholders and the satisfaction of other customary closing conditions.

An application has also been filed with the California Department of Business Oversight to seek a fairness hearing to obtain a permit for the issuance of FNB Bancorp stock to our shareholders in connection with the merger. We anticipate mailing you a notice with additional information about the merger and the fairness hearing when authorized to do so by the Commissioner of the California Department of Business Oversight. Please be on the lookout for that mailing.

Assuming FNB Bancorp receives a positive determination at the hearing, we will then mail a proxy statement/prospectus to you in connection with a Valley Community Bank Special Meeting of Shareholders to seek shareholder approval of the merger. The proxy statement/prospectus will include additional information about the merger and the shareholders meeting.

Valley Community Bank recently received a demand letter from an existing shareholder who owns approximately 9.8% of the outstanding shares of Valley Community Bank common stock to provide to him a list of all registered shareholders of Valley Community Bank, which we have complied with as required by California law. This shareholder has also expressed to our Board of Directors his opposition to the merger with First National Bank of Northern California. Our Board of Directors met again on August 19th to consider the shareholder's objections, and found that the proposed merger with First National Bank of Northern California remains in the best interest of Valley Community Bank and its shareholders.

I will personally be available, along with the officers of the Bank, to answer any questions you may have about the merger, including any questions based on correspondence that you may receive from your fellow shareholders.

The Board of Directors has devoted a long time to reviewing our options in finding capital, strengthening the Bank, and getting our shareholders long-term value in the process. We will continue our efforts to do that.

Please contact us at (925) 621-7200 if you have any questions.

Richard P. Loupe

Richard P. Loupe
President/CEO
Valley Community Bank